Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP, INC. ANNOUNCES REDEMPTION OF “POISON PILL” RIGHTS Stamford, Connecticut May 7, 2009.  Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank announced today that it will redeem the Company’s outstanding stock purchase rights granted pursuant to a Rights Agreement dated as of April 19, 2004.  The Rights Agreement is more commonly known as a “poison pill”.

In redeeming the rights, the Company will make a one-time redemption payment of $0.001 per right to shareholders of record at the close of business on May 18, 2009.  Following the redemption, the rights and the Rights Agreement will terminate.  Shareholders do not have to take any action to receive this redemption payment and do not have to exchange their stock certificates.